EMPLOYMENT AND SHAREHOLDER'S AGREEMENT

            AGREEMENT dated as of November 25, 1997, between and among DANIEL RATTINER ("Rattiner"), residing at 26 Three Mile Harbor, Hog Creek Road, East Hampton, New York 11937 and NEWS COMMUNICATIONS, INC. ("NCI"), a Nevada corporation having offices at 174-15 Horace Harding Expressway, Fresh Meadows, New York, 11365, and Dan's Papers, Inc., A New York Corporation with offices at 2221 Montauk Highway, Bridgehampton, New York, 11932.

            WHEREAS, Rattiner and NCI (the Shareholders") did make an agreement dated October 13, 1988 that a corporation, to be known as DP Acquisition Corp. (the "Company"), shall be formed and shall be organized and capitalized, and its business conducted, in accordance with the provisions of that agreement. The name DP Acquisition Corp. was then changed to Dan's Papers Inc.

            IT WAS AGREED:

            1. Organization. The Shareholders would cause the company to be organized under the laws of the State of New York with an authorized capitalization of 200 common shares, without par value ("Shares"). The certificate of incorporation and by-laws of the Company shall be in the forms of Exhibit A and B hereto, respectively. Upon its organization, the Company shall become a party to this Agreement.


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            2. Capitalization

            (a) Rattiner would be issued 10 Shares on the date the transactions contemplated by the Asset Purchase Agreement referred to in paragraph 4 hereof were closed, in consideration of his assignment to the Company of the editorial content referred to in paragraph 21 hereof.

            (b) NCI would subscribe for the purchase of 40 Shares for a total purchase of $100,000, to be paid for and issued on or before the closing of the Asset Purchase Agreement. NCI also agreed to make additional capital contributions to the Company in such amounts as equal the payments required to be made by the Company on and after the first anniversary of such closing, pursuant to section 3.2 of the Asset Purchase Agreement.

            (c) No further Shares would be issued without Rattiner's consent so long as he remains a shareholder of the Company.

            (d) NCI would loan the company at least $300,000, and such other amounts as are properly determined by the Board of Directors to be needed, for working capital purposes, provided that it would not be obligated to make such loans at a rate of more than $100,000 per fiscal year. Any such loans would bear interest at the actual borrowing rate paid by NCI to its institutional lenders. If there was a default by the Company in making payments required under Section
3.2 of the Asset Purchase Agreement, all such working capital loans would be forgiven and be deemed to be additional capital contributions to the Company.


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            3. Directors. Each of the Shareholders would vote his Shares to the end that the Board of Directors would consist of three members, two of whom would be designated by NCI and one of whom would be Rattiner or his designee.

            4. Acquisition of Assets. Within 10 days after its organization, the Company would enter into the Asset Purchase Agreement with Dan's Papers, Ltd. in the form annexed hereto as Exhibit C ("Asset Purchase Agreement"). If Dan's Papers, Ltd., for any reason, failed to enter into and close the Asset Purchase Agreement, this agreement would be terminated ab initio, and all Shares that have been issued would be cancelled and the consideration therefor returned to the Shareholders without deduction.

               Now having agreed to the above in an earlier agreement on October 13, 1988, and having had a nine year successful relationship, these parties do hereby extend the term thereof, update, modify, amend and supercede said agreements as follows:

            5. Business of Company. The business of the Company shall be to continue to operate the Acquired Business (as defined in the Asset Purchase Agreement) in substantially the same manner as it has heretofore been operated by Dan's Papers, Ltd., provided that this shall not prohibit the Company from enlarging the scope of its business along similar lines.

            6. Special Covenant. So long as Rattiner is in the employ of the Company, without consent of Rattiner, the Company will not:


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            (a) change its corporate name other than to "Dan's Papers, Ltd."; or

            (b) materially change the name, format or appearance of the newspapers to be published by the Company as they exist on the date of the closing of the transactions contemplated by the Asset Purchase agreement ("Existing Newspapers").

            7. Employment of Rattiner

            (a) Commencing on the date October 18, 1997, the company shall employ Rattiner as Publisher and Editor, for a term of ten years, subject to earlier termination as hereinafter set forth. In such capacities, Rattiner shall have full editorial control of the news, editorial and feature content of the front page and the immediately following three pages, free of advertising, of the Existing Newspapers and of one column of any additional newspaper that may be published by the Company. Notwithstanding the foregoing, the Existing Newspapers shall be published, and shall have content, substantially similar to the manner in which they have been published in the year preceding the date hereof.

            (b) During the term of his employment by the Company, Rattiner shall devote his full time, attention and energies during business hours to the performance of his duties hereunder and will not, during those hours without the consent of the Company, be engaged in any other business activity.

            8. Rattiner Compensation and Benefits.


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            At the end of five years Rattiner may take an option to reduce his workload at Dan's Papers and take proportionately less compensation. But this reduction in workload would not be considered a violation of the agreement of this contract or an abridgement of the rest of the covenants of this contract.

            (a) As compensation for his services as Publisher and Editor of the Company, the Company shall pay Rattiner a base salary of $10,000 greater than his base salary for the fiscal year beginning December 1, 1997. During the second through tenth years of his term of employment, an amount equal to the base salary for the first fiscal year of this contract multiplied by the percentage increase, if any, in the Consumer Price Index, Urban Wage Earners and Clerical Workers, New York - Northern New Jersey Metropolitan Area (1982-1984=100) ("CPI") between the CPI for July 1997 and the CPI for the July immediately preceding the employment year in question. Such salary shall be paid weekly in equal installments during each year of employment.

            (b) In addition to the compensation set forth in paragraph 8 (a), beginning with the fiscal year ended November 30, 1996, for each fiscal year during the term of his employment the Company shall pay Rattiner a bonus equal to 10% of the "Net Profits" (as hereinafter defined) of the Company for such fiscal year. If Rattiner's employment by the Company is terminated for reasons other than for "proper cause" (as hereinafter defined) or his voluntary resignation or retirement other than as of the end of a fiscal year, the amount of his bonus for the fiscal year in which his employment is terminated shall be prorated in proportion to the number of full calendar months during which he was employed in such fiscal year. All bonuses under this paragraph (b) shall be paid to Rattiner within 60 days after the Company's independent accountants have finally determined the Company's earnings for the fiscal year in question. Any payment later than such date shall accrue interest at a rate of 1% per month. For purposes of this paragraph


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(b), "Net Profits" shall mean the net income of the Company before income taxes, as determined by the Company's accountants in accordance with generally accepted accounting principles consistently applied except that (i) no amounts shall be deducted for depreciation of property and equipment or interest expenses; or amortization of good will or restrictive covenants or trade; (ii) income or expense derived from nonrecurring or infrequent items shall not be taken into account; (iii) no expense shall be charged for any prior year's bonus or present year's bonus, services provided by any employee of NCI or any affiliate of NCI other than the Company; (iv) the Company's allocable share of NCI's general, administrative and other expenses, including fees of NCI's independent accountants and counsel, shall be considered expenses, but not in excess of 2.0% of the Company's gross revenues; and (v) payment of any bonus pursuant to this paragraph and interest and imputed interest on such payments shall not be considered expenses. The Company shall not incur any expenses which are solely intended to reduce the amount of any bonus payable to Rattiner pursuant to this paragraph (b) or otherwise adversely affect any of Rattiner's rights under this Agreement and no other adjustments will be added or subtracted at any future date during the life of the contract.

            (c) During the terms of Rattiner's employment, the Company shall provide to Rattiner:

                 (i) medical insurance benefits at least equal to those provided to Rattiner by Dan's Papers, Ltd. on August 31, 1988;

                 (ii) a travel and entertainment allowance (not to exceed $15,000 during any year of employment), payable upon submission of itemized vouchers, this allowance to be increased or decreased annually as the CPI rate rises or falls as defined in (8A).


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                 (iii) a new leased or purchased automobile every two years, having a purchase price not in excess of $40,000. Operating and repair costs for such automobile shall be paid by the Company; and the value of this automobile to be increased or decreased annually as the CPI rate rises or falls as defined in (8A).

                 (iv) The right to purchase from the Company trade sales merchandise having a face value of up to $15,000. The purchase price shall be 70% of the face value and shall be taxable to Rattiner as a bonus. This right to purchase shall be increased or decreased annually as the CPI rate rises or falls as defined in (8A). All barter shall be subject to the approval of Wilbur Ross.

                 (v) A new leased portable computer every two years, having a purchase price not in excess of $4000.

            9. General Restriction Upon Rattiner Shares

Rattiner shall not, directly or indirectly, transfer or encumber any of his Shares except to a trust for the benefit of his children or spouse or as permitted by this agreement or with the consent of NCI.

            10. Outside Offers.

            (a) If Rattiner receives a bona fide written offer ("Outside Offer") for all, but not less than all, of of the Shares owned by him ("Shares Offered For Sale"), and wishes to accept the offer, he shall give notice of his desire to transfer ("Transfer


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Notice") to the Company and to NCI. The Transfer Notice shall include a copy of the Outside Offer. Thereafter, the Company and NCI shall have the option to purchase the Shares Offered For Sale for the price and on the terms set forth in paragraph 13 hereof. If the Company wants to exercise the option, it shall give notice ("Counter Notice") to Rattiner within 30 days of the receipt of the Transfer Notice. If the Company does not give Counter Notice within that period, NCI shall have an additional period of 30 days in which to give Counter Notice (such periods hereinafter collectively referred to as the "Option Notice Period") to purchase the Shares Offered For Sale.

            (b) If the Option Notice Period expires without the Company or NCI giving Counter Notice, Rattiner shall be free, for a period of 90 days after the expiration of the Option Notice Period, to transfer the Shares Offered For Sale to the person or persons named in, and on the terms of, the Outside Offer. If such a transfer is made, the Shares Offered For Sale shall continue to be subject to the terms and conditions of this Agreement, except that the company shall not be obligated to purchase the Shares Offered For Sale upon the death of the new owner or to maintain insurance on the life of the new owner and the new owner shall not be entitled to be employed by the Company or elected as an officer or director. If no such transfer is made within the 90-day period, the Shares Offered For Sale shall continue to be subject to the terms and conditions of this Agreement.

            11. Death or Permanent Disability of Rattiner.

            (a) Upon the death or Permanent Disability (as hereinafter defined) of Rattiner, the Company shall purchase, and Rattiner or his estate shall sell, all of the Shares owned by Rattiner for the price and the terms set forth in paragraph 13 hereof. If the Company is legally prohibited from purchasing any portion of Rattiner's Shares by


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reason of the fact that its surplus is not sufficient to satisfy the requirements of law, the Company and NCI shall take whatever lawful steps are required or permitted to reduce the stated capital of the Company and thereby, to the extent possible, to create legally available funds to enable the Company to lawfully purchase the Shares, and the Company shall purchase as many of the Shares as it may legally purchase and NCI shall purchase the balance.

            (b) As used herein, the term "Permanent Disability" shall mean the inability of Rattiner to render services to the Company pursuant to this Agreement by reason of physical or mental incapacity or disability for a continuous period of six consecutive months, and at the end of such six month period there is no reasonable probability of Rattiner rendering services to the Company pursuant to terms of this Agreement. The certification of such Permanent Disability by a physician mutually selected by the Company and Rattiner as to the existence of any such incapacity or disability shall be final and binding on the parties. If the Company and Rattiner cannot agree upon such physician, a physician shall be designated by the then acting president of the Suffolk County Medical Society, and if for any reason said president shall fail or refuse to designate any such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association.

            12. NCI Option. NCI shall have the right, exercisable at any time on or after the termination of Rattiner's employment pursuant to this Agreement, to purchase Rattiner's Shares for the purchase price and on the terms set forth in paragraph 13 hereof. NCI may exercise such option by delivering to Rattiner a notice ("Exercise Notice") to the effect that it desires to exercise the option granted it pursuant to this paragraph 12.

            12A. Rattiner Option:


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            (a) Rattiner shall have the right, exercisable at any time, to require NCI to purchase Rattiner's Shares for the purchase price and on the terms set forth in paragraph 13 hereof. Rattiner may exercise such option by delivering to NCI a notice ("Put Notice") to the effect that he desires to exercise the option granted him pursuant to this paragraph 12A (a).

            13. Purchase Price' Payment

            (a) The purchase price of any Shares purchased by the Company or NCI pursuant to paragraph 10 of this Agreement shall be the lesser of (i) the price specified in the Outside Offer, or (ii) 20% of retained earnings, if any, of the Company plus the greater of (A) $200,000 or (B) 20% of the gross collected revenues of the Company, after the deduction of commissions paid to advertising agencies, for the fiscal year last preceding the fiscal year in which the Transfer Notice was given, computed under the annual statement for that fiscal year prepared by the accountants then regularly employed by the Company.

            (b) The purchase price of any Shares purchased pursuant to paragraph 11 of this Agreement shall be 20% of retained earnings, if any, of the Company plus the greater of (i) $200,000 or (ii) 20% of the gross collected revenues of the Company, after deduction of commissions paid to advertising agencies, for the fiscal year last preceding the fiscal year in which death or Permanent Disability shall have occurred, computed under the annual statement for that fiscal year prepared by the accountants then regularly employed by the Company.


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            (c) The purchase price of Shares purchased by NCI pursuant to paragraph 12 or paragraph 12A (a) of this Agreement shall be 20% of retained earnings, if any, of the Company plus the greater of (i) $200,000 or (ii) 20% of the gross collected revenues of the Company, after deductions of commissions paid to advertising agencies, for the fiscal year last preceding the fiscal year in which the Exercise Notice or Put Notice is delivered by NCI or Rattiner, as the case may be, computed under the annual statement for that fiscal year prepared by the accountants then regularly employed by the Company.

            (d) The purchase price for any Shares purchased by the Company or NCI pursuant to this Agreement shall be paid as follows:

                 (i) If the purchase price is pursuant to the terms of an Outside Offer, payment shall be made in accordance with the terms of the Outside Offer.

                 (ii) If the purchase is otherwise than pursuant to the terms of an Outside Offer, the first $400,000 of the purchase price shall be paid in cash or by certified check at the Closing (as hereinafter defined) and the balance shall be paid, with interest, at prime plus one percent in two equal installments on the first and second anniversaries of the Closing. Until the purchase price is paid in full the stock will remain in escrow with a mutually agreed escrow agent to be held as collateral for the unpaid balance due.

            14. Closing.


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            (a) The closing for the sales of any of Rattiner's Shares under this
Agreement shall be held at the principal office of the Company on the 60th day following the giving of a Counter Notice, Exercise Notice or Put Notice, or on the 60th day following the qualification of Rattiner's personal representative, as the case may be. If that day is a Saturday, Sunday or holiday, the closing shall be heard on the first business day following that day.

            (b) If a personal representative of Rattiner's estate does not qualify within 90 days after death, either of the Company or NCI may apply to a court of appropriate jurisdiction to have a special or temporary personal representative appointed to consummate the sale of the Shares owned by Rattiner. For the purpose of this paragraph, the Company and NCI shall be deemed to be persons interested in Rattiner's estate.

            15. Insurance. The company may, but shall not be obligated to, obtain and maintain life and disability "buyback" insurance on Rattiner, naming itself as beneficiary of the policies. Rattiner shall cooperate with the Company and the insurers in connection with the issuance of such policies.

            16. Purchase of Insurance Policies on Withdrawal of Rattiner. If Rattiner, during his lifetime, transfers all of his Shares pursuant to the provisions of this Agreement, the Company shall transfer to him all transferable insurance policies and he shall pay the Company the then cash surrender value (if any) of the policies.


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            17. Termination of Rattiner Employment. Rattiner's employment pursuant to paragraph 7 and compensation and other benefits pursuant to paragraph 8 shall terminate upon the happening of any of the following:

                 (a) At any time after three years from the date hereof, upon delivery by Rattiner to the Company of a notice stating that he voluntarily resigns from the employ of the Company;

                 (b) The sale of his Shares other than pursuant to paragraph
12A;

                 (c)  His death or Permanent Disability;

                 (d) Notice given to Rattiner by the Company that such employment is terminated for proper cause. As used herein, "proper cause" shall mean a determination by the Board of Directors that Rattiner has:

                        (i) (A) willfully and materially refused or failed to carry out specific directions of the Board of Directors, which directions shall be consistent with the provisions hereof including his status as Publisher and Editor of the Company, or, (B) willfully refused or failed to perform a material part of his duties hereunder;

                        (ii) Committed a material breach of the provisions of this Agreement other than paragraph 7;

                        (iii) Acted fraudulently or dishonestly in his relations with the Company;


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                        (iv) Committed larceny, embezzlement, conversion or any
other act involving the misappropriation of Company funds in the course of his employment; or

                        (v) Been convicted of any crime involving an act of moral turpitude.

            18. Confidentiality.

            (a) During the term of his employment with NCI and it's affiliates and thereafter, Rattiner shall keep secret and retain in the strictest confidence all confidential matters of NCI and its affiliates, including, without limitation, trade "know how," secrets, customer lists, subscription drop lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of NCI and its affiliates, learned by him heretofore or hereafter, and not to disclose them to anyone outside NCI and its affiliates except (i) in the course of performing his duties hereunder, (ii) with NCI and its affiliates' express written consent;
(iii) to the extent that any such information is in the public domain other than as a result of Rattiner's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that Rattiner shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, he promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify NCI and its affiliates and, at NCI and its affiliates' expense, he shall: (A) take all reasonably necessary steps requested by NCI and its affiliates to defend against the enforcement of such subpoena, court order or other government process, shall notify NCI and its affiliates and, at NCI and its affiliates expense, he shall:
(A) take all reasonably necessary steps


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requested by NCI and its affiliates to defend against the enforcement of such subpoena, court order or other government process, and (B) permit NCI and its affiliates to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

            (b) Upon termination of his employment by NCI and its affiliates, or at any time NCI and its affiliates may so request, Rattiner shall promptly deliver to NCI and its affiliates all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to NCI and its affiliate's business and all property associated therewith, which he may then possess or have under his control. Material written by Rattiner and printed or published by NCI and its affiliates may be retained by Rattiner.

            19. Non-Competition.

            (a) During the term of this Agreement and during any applicable "Non-Competition Period" (as hereinafter defined), without the prior written permission of NCI and its affiliates, Rattiner shall not, directly or indirectly, except on behalf of NCI and its affiliates:

                  (i) Own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, stockholder, lender or otherwise, any "Competitive Business" (as hereinafter defined):


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                  (ii) Employ or retain, or cause any other person or entity to employ or retain, any person who was employed or retained by NCI and its affiliates at a salary of $15,000 or more per year at any time during the one year period immediately prior thereto; or

                  (iii) Solicit, interfere with or endeavor to entice from NCI and its affiliates any of its sources of supply, free lancers who have been employed by the company within the last 12 months, customers or prospective customers.

            (b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall preclude Rattiner from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 1% of the publicly traded equity securities of such corporation or other business entity.

            (c) The "Non-Competition Period" shall mean:

                  (i) in the event Rattiner voluntarily resigns and his employment is terminated pursuant to paragraph 17(a), upon the termination of his employment by the Company pursuant to paragraph 17(d)(i), or upon the sale of Rattiner's Shares, at the option of the Company exercised by notice to Rattiner, the 18 month period beginning on the date of such resignation, terminated or sale; or


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                  (ii) in the event of the termination of Rattiner's employment pursuant to paragraph 17 (d) (ii), (iii), (iv) or (v), the three year period beginning on the date of such termination.

            (d) It shall be a condition precedent to the Company's option to elect a Non-Competition Period pursuant to paragraph 19(c) (i) that the Company pay to Rattiner, within 60 days after his voluntary resignation, termination or at the Closing upon the sale of his Shares, as the case may be, the sum of $125,000. The Company shall notify Rattiner of its election of the Non-Competition Period at the time it notifies Rattiner of its exercise of its option that his employment is terminated pursuant to paragraph 17(d) (i) or within 15 days after Rattiner has notified the Company of his voluntary resignation or his intention to sell his Shares, as the case may be.

            (e) "Competitive Business" shall mean any enterprise engaged in the publication of newspapers based in the counties of Manhattan, Kings, Queens, Nassau and Suffolk in the State of New York.

            20. Remedies of the Company

            (a) If Rattiner violates any covenant contained in paragraphs 18 or 19, the duration of any such covenant shall automatically be extended for a period equal to the period during which Rattiner shall have been in violation of such covenant.

            (b) If Rattiner commits a breech, or threatens to commit a breach of, or evidences an intention to breach, any provisions of paragraphs 18 or 19, then:


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                  (i) the Company shall be entitled to seek an injunction
restraining any such violation or to have the provisions of this Agreement specifically enforced in any other manner by any court having equity jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy, it being acknowledged and agreed by Rattiner that any such breach, threatened breach or intention to breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy for same;

                  (ii) the Company shall be entitled to require Rattiner to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by Rattiner as the result of any such breach, threatened breach of intention to breach and Rattiner hereby agrees to account for and pay over the Benefits to the Company.

Each of the rights and remedies enumerated in this paragraph 20 shall be independent of the other, and shall be severely enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

            21. Assignment of Editorial Content.

            The editorial rights, for the written media, of all the writings written by Dan Rattiner and published by Dan's Papers Inc. from the beginning of his employment with that company until the termination of his employment with that company shall belong to Dan's Papers, Inc., until his death, at which time these rights revert to Mr. Rattiner's estate. Dan's Papers assigns the non-written media rights (TV, audio, etc.) to Dan


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Rattiner. In addition, Dan's Papers Inc. extends to Mr. Rattiner the right, after his retirement, to use his written material as long as it does not compete with the existing publications of either Dan's Papers Inc. or NCI.

            22. Arbitration. Any dispute hereunder, other than a dispute involving the matters provided for in paragraphs 18, 19 and 20, which cannot be resolved by the parties, shall be submitted (and any party may submit such dispute) for arbitration in New York City in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by a single arbitrator, who shall be a practicing attorney admitted to practice law in the State of New York, with at least 15 full years of experience in the private practice of corporate and commercial law. Each party shall pay the fees and expenses of counsel used by it and Rattiner, on the one hand, and NCI and the Company, on the other, shall each pay 500% of the fees and expenses of the arbitrator and other expenses of arbitration. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction and may be enforced in accordance with the law of the State of New York.

            23. Endorsement on Share Certificates. As long as this Agreement remains in effect, each Share certificate shall bear the following statement:

          "The Shares represented by this certificate are held subject to the terms of an Agreement dated October 13, 1988, made by all the Shareholders and the Company, a copy of which is on file at the office of the Company. They may not be transferred except in accordance with that Agreement."


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            24. Restriction on NCI Shares. NCI shall not sell any of the Shares owned by it to a third party except in a transaction which provides for Rattiner to elect to sell the Shares owned by him on the same terms and conditions.

            25. Libel Insurance. If available at rates comparable to those paid by other newspapers of similar size, the Company shall maintain libel insurance consistent with its historic practice during all periods that Rattiner is employed by the Company.

            26. Books and Records. The Company's books and records, this Agreement and all amendments thereto, and any notices or communications received by the Company, shall be maintained at the office of the Company, and shall be open to the inspection and examination of the Shareholders or their duly authorized representatives during regular business hours at reasonable times.

            27. New York Law to Govern. This Agreement shall be construed and governed by the law of the State of New York. No waiver by any party of any breach of this Agreement shall be construed as a waiver of any subsequent breach.

            28. Invalidity of Any Provision. If any provision of this Agreement shall be held to be invalid or unenforceable, the invalidity or unenforceability shall attach only to that provision and shall not render invalid or unenforceable any other provisions of this Agreement.

            29. Notices. All notices, consents, requests, demands and other communications under this Agreement shall be in writing, and (a) shall be deemed to have been duly given if personally delivered or if sent by certified or registered mail, postage prepaid, addressed to each party at that party's address as set forth on the first page, and


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(b) shall be considered given as of the day of hand delivery, or, if mailed, as of the first day after the day of mailing. Any party may change that party's address by notice similarly given to the other parties. Copies of all communications sent to Rattiner shall be similarly delivered to Field & Field, P.C., 5A Foxwood Road, Great Neck, New York 11024 and copies of all communications sent to NCI and the Company shall be similarly delivered to Mr. Jerry Finkelstein, 812 Park Avenue, New York, New York 10021.

            30. Headings. The paragraph headings are inserted only for convenience and do not define, limit or describe the scope or intent of any provision of this Agreement.

            31. Successors and Assigns. This Agreement shall be binding upon, and shall insure to the benefit of, the successor and assigns of the parties.

            IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date and year first above written.


                                       /s/ Daniel Rattiner
                                       ---------------------
                                       DANIEL RATTINER


                                       NEWS COMMUNICATIONS, INC.


                                       By: /s/ Wilbur Ross
                                          ------------------
                                       Title: Chief Executive Officer


                                     page 21



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                                       DANS PAPERS, INC.


                                       By: /s/ Daniel Rattiner
                                           -------------------------
                                       Title: President
                                              ----------------------
                                       Date: 12/11/97
                                             -----------------------


                                     page 22

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